            AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 2001
                                                   REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                ----------------

                             GLOBECOMM SYSTEMS INC.
             (Exact name of Registrant as specified in our Charter)

                                ----------------

        DELAWARE                                              11-3225567
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                           Identification Number)


                    45 OSER AVENUE, HAUPPAUGE, NEW YORK 11788
                                 (631) 231-9800
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                                ----------------

                               DAVID E. HERSHBERG
                             CHIEF EXECUTIVE OFFICER
                             GLOBECOMM SYSTEMS INC.
                                 45 OSER AVENUE
                            HAUPPAUGE, NEW YORK 11788
                                 (631) 231-9800
            (Name, address, including zip code, and telephone number,
              including area code, of agent for service of process)

                                ----------------

                                   COPIES TO:
                             LUCI STALLER ALTMAN, ESQ.
                             NANCI I. PRADO, ESQ.
                             BROBECK, PHLEGER & HARRISON LLP
                             1633 BROADWAY, 47TH FLOOR
                             (212) 581-1600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after this Registration Statement is declared effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM           PROPOSED MAXIMUM
   TITLE OF SHARES TO BE           AMOUNT TO BE             OFFERING PRICE           AGGREGATE OFFERING            AMOUNT OF
        REGISTERED                  REGISTERED               PER SHARE (1)                PRICE (1)             REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.001 per share............         1,525,547                    $7.88                  $12,021,310                  $3,005
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low sales prices reported on the NASDAQ National Market for Globecomm's common stock on May 29, 2001.
                                -----------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY OUR EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

                    SUBJECT TO COMPLETION, DATED MAY 30, 2001

PROSPECTUS

                                1,525,547 SHARES

                             GLOBECOMM SYSTEMS INC.

                                  COMMON STOCK

                                -----------------

     This prospectus relates to the public offering, which is not being underwritten, of up to 1,525,547 shares of our common stock, which are held by some of our current stockholders. This amount includes 807,643 shares of common stock issuable upon exercise of warrants to purchase common stock held by the selling stockholders.

     The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will receive proceeds from the exercise of the warrants by the selling stockholders if they exercise the warrants for cash and these proceeds will be used for general corporate purposes.

     Our common stock is traded on the Nasdaq National Market under the symbol "GCOM." On May 29, 2001, the last reported sale price for the common stock was $7.49 per share.

                                -----------------

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE FOUR.

                                -----------------

     Neither the Securities and Exchange Commission nor any state securities commission have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                -----------------


The date of this prospectus is _____________, 2001.

                             GLOBECOMM SYSTEMS INC.

     We offer end-to-end, value-added satellite-based communications solutions, and satellite ground systems and networks, which support a wide range of satellite communications applications. We do this by leveraging our core satellite ground segment systems and networks capabilities, and the satellite services capabilities that are generally provided by our wholly-owned subsidiary, NetSat Express, Inc. The services we offer include wide area network connectivity, broadband connectivity to end users, Internet connectivity, intranet extension, media distribution and other network services on a global basis. To provide these services, we engineer all the necessary satellite and terrestrial facilities as well as provide the integration services required to implement those facilities. We also operate and maintain these communications services on an ongoing basis. Our customers generally have operations in areas of the world where high-speed terrestrial links are unreliable, too costly, or not readily available and include communications service providers, multinational corporations, Internet Service Providers, or ISPs, content providers and government entities. Our service business is built on the foundation of our core business as a supplier of ground segment systems and networks for satellite-based communications. We provide these ground segment systems and networks on a contract basis. These implementations include the necessary hardware and software to support a wide range of satellite communications applications using fixed satellite, direct broadcast and mobile satellite systems.

     NetSat Express is a leader in providing end-to-end satellite-based Internet solutions around the world. NetSat Express offers start-up and expanding ISPs and other enterprises a wide range of solutions, including Internet backbone connectivity, network applications, back-office capabilities, POP infrastructure, Web hosting and network management services.

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF OPERATING LOSSES AND NEGATIVE CASH FLOW AND EXPECT OUR LOSSES TO CONTINUE.

We have incurred significant net losses since we began operating in August 1994. We incurred net losses of $11.4 million during the nine months ended March 31, 2001, $3.6 million during the fiscal year ended June 30, 2000, $8.2 million during the fiscal year ended June 30, 1999 and $0.5 million during the fiscal year ended June 30, 1998. Our net losses include net losses of $12.8 million during the nine months ended March 31, 2001, $7.1 million during the fiscal year ended June 30, 2000, $2.1 million during the fiscal year ended June 30, 1999 and $1.7 million during the fiscal year ended June 30, 1998 for NetSat Express. As of March 31, 2001, our accumulated deficit was approximately $29.7 million. We anticipate that we will continue to incur net losses. Our ability to achieve and maintain profitability will depend upon our ability to generate significant revenues through new customer contracts and the expansion of our existing products and services, including our communications services. We cannot assure you that we will be able to obtain new customer contracts or generate significant additional revenues from those contracts or any new products or services that we introduce. Even if we become profitable, we may not sustain or increase our profits on a quarterly or annual basis in the future.

SINCE SALES OF SATELLITE COMMUNICATIONS EQUIPMENT ARE DEPENDENT ON THE GROWTH OF COMMUNICATIONS NETWORKS, AS MARKET DEMAND FOR THESE NETWORKS DECLINES, OUR REVENUE AND PROFITABILITY ARE LIKELY TO DECLINE.

We derive, and expect to continue to derive, a significant amount of revenue from the sale of satellite ground segment systems and networks. If the long-term growth in demand for communications networks does not occur as we expect, the demand for our satellite ground segment systems and networks may decline or grow more slowly than we expect. As a result, we may not be able to grow our business and our revenue and profitability may decline from current levels. The demand for communications networks and the products used in these networks is affected by various factors, many of which are beyond our control. For example, general economic conditions have recently deteriorated and affected the overall rate of capital spending by our customers. Also, many companies are finding it increasingly difficult to raise capital to finish building their communications networks and therefore are placing fewer orders with our customers. We believe that the current economic slowdown may result in a softening of demand from our customers. We believe that this weakness is generally the result of slower than forecasted growth in a number of key segments, including communications infrastructure equipment, resulting from a reduction in the capital spending of service providers. We cannot predict the extent to which this softening of demand will continue. Further, increased competition among satellite ground segment systems and networks manufacturers may lead to overcapacity and falling prices.

RISKS ASSOCIATED WITH OPERATING IN INTERNATIONAL MARKETS COULD RESTRICT OUR ABILITY TO EXPAND GLOBALLY AND HARM OUR BUSINESS AND PROSPECTS.

We market and sell our products and services in the United States and internationally. We anticipate that international sales will continue to account for a significant portion of our total revenues for the foreseeable future. We presently conduct our international sales in the following countries: Africa, the Asia-Pacific Region, Australia, Central and South America, Eastern and Central Europe and the Middle East. There are some risks inherent in conducting our business internationally, including:

o changes in regulatory requirements could restrict our ability to deliver services to our international customers;

o export restrictions, tariffs, licenses and other trade barriers could prevent us from adequately equipping our network facilities;

o differing technology standards across countries may impede our ability to integrate our products and services across international borders;

o political and economic instability in international markets could impede our ability to deliver our services to customers and harm our financial results;

o protectionist laws and business practices favoring local competition may give unequal bargaining leverage to key vendors in countries where competition is scarce, significantly increasing our operating costs;

o    increased expenses associated with marketing services in foreign countries;

o    decreases in value of foreign currency relative to the U.S. dollar;

o relying on local subcontractors for installation of our products and services;

o    difficulties in staffing and managing foreign operations;

o    potentially adverse taxes;

o    complex foreign laws and treaties; and

o    difficulties in collecting accounts receivable.

These and other risks could impede our ability to manage our international operations effectively, limit the future growth of our business, increase our costs and require significant management attention.

IF WE ARE NOT SUCCESSFUL IN SELLING OUR COMMUNICATIONS SERVICES TO OUR CUSTOMERS FOR WHOM WE HAVE HISTORICALLY PROVIDED SATELLITE GROUND SEGMENT SYSTEMS AND NETWORKS, OUR RESULTS OF OPERATIONS WILL BE HARMED.

We have historically provided our customers with satellite ground segment systems and networks as a product on a project basis. We intend on marketing to our customers our communications services. These services not only provide the implementation of the satellite ground segment systems and networks but also provides the ongoing operation and maintenance of these systems and networks. If we are not successful in selling these communications services to our existing customers it will harm our results of operations.

IF NETSAT EXPRESS DOES NOT EXECUTE ITS BUSINESS STRATEGY OR IF THE MARKET FOR ITS SERVICES FAILS TO DEVELOP OR DEVELOPS MORE SLOWLY THAN IT EXPECTS, OUR STOCK PRICE MAY BE ADVERSELY AFFECTED.

NetSat Express' future revenues and results of operations are dependent on its execution of its business strategy and the development of the market for its current and future services. In particular, if NetSat does not substantially utilize its transponder space our results of operations will be harmed. We cannot assure you that all of the transponder space will be substantially utilized. If NetSat Express does not execute its business strategy or execute it to the expectation level of public market analysts, these public market analysts may reduce the value they assign to NetSat Express. If the market for its current or future services fails to develop, or develops more slowly than it expects, then public market analysts may reduce the value they assign to NetSat Express. In the event these analysts, in either case, reduce the value they assign NetSat Express it would have a material adverse affect on the market price of our stock.

CURRENCY DEVALUATIONS IN THE FOREIGN MARKETS IN WHICH WE OPERATE COULD DECREASE DEMAND FOR OUR PRODUCTS AND SERVICES.

We denominate our foreign sales in U.S. dollars. Consequently, decreases in the value of local currencies relative to the U.S. dollar in the markets in which we operate, adversely affect the demand for our products and services by increasing the price of our products and services in the currencies of the countries in which they are sold. The difficult economic conditions in Russia and other international markets and the resulting foreign currency devaluations have led to a decrease in demand for our products and services and the decrease in bookings received by us from these and other foreign regions has adversely effected our results of operations for the fiscal year ended June 30, 2000 and the nine months ended March 31, 2001. We expect that these negative trends will continue to adversely impact our results of operations.

YOU SHOULD NOT RELY ON OUR QUARTERLY OPERATING RESULTS AS AN INDICATION OF OUR FUTURE RESULTS BECAUSE THEY ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, AND IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS OR INVESTORS, OUR STOCK PRICE COULD DECLINE SIGNIFICANTLY.

Our future revenues and results of operations may significantly fluctuate due to a combination of factors, including:

o    the length of time needed to initiate and complete customer contracts;

o    delays and/or a decrease in the booking of new contracts;

o    the demand for and acceptance of our existing products and services;

o    the cost of providing our products and services;

o the introduction of new and improved products and services by us or our competitors;

o    market acceptance of new products and services;

o the mix of revenue between our standard products, custom-built products and our communications services;

o    the timing of significant marketing programs;

o    our ability to hire and retain additional personnel;

o    the competition in our markets; and

o general economic conditions in the United States and abroad, including the difficult global economic conditions and the currency devaluations in Russia and other international markets which have, and may continue to, adversely impact our quarterly results.

     Accordingly, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that in future periods our results of operations may be below the expectations of public market analysts and investors, which could cause the trading price of our common stock to decline.

OUR MARKETS ARE HIGHLY COMPETITIVE AND WE HAVE MANY ESTABLISHED COMPETITORS, AND WE MAY LOSE MARKET SHARE AS A RESULT.

The markets in which we operate are highly competitive and this competition could harm our ability to sell our products and services on prices and terms favorable to us. Our primary competitors in the satellite ground segment and networks services include vertically integrated satellite systems providers like Nippon Electric Corporation, and systems integrators like IDB Systems, a division of MCI WorldCom, Inc.

In the communications services and Internet access services markets, we compete with other satellite communication companies who provide similar services, like Loral CyberStar, Inc. and PanAmSat Corporation, as well as other Internet services providers. In addition, we may compete with other communications service providers like Teleglobe, Inc. and MCI WorldCom. We anticipate that our competitors may develop or acquire services that provide functionality that is similar to that provided by our services and that those services may be offered at significantly lower prices or bundled with other services. In addition, we anticipate that continuing deregulation worldwide is expected to result in the formation of a significant number of new competitive service providers over the next two to three years. These competitors have the financial resources to withstand substantial price competition and may be in a better position to endure difficult economic conditions in the Pacific Rim region, Russia and other markets, and may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Moreover, many of our competitors have more extensive customer bases, broader customer relationships and broader industry alliances that they could use to their advantage in competitive situations.

The markets in which we operate have limited barriers to entry and we expect that we will face additional competition from existing competitors and new market entrants in the future. Moreover, our current and potential competitors have established or may establish strategic relationships among themselves or with third parties to increase the ability of their products and services to address the needs of our current and prospective customers. Existing and new competitors with their potential strategic relationships may rapidly acquire significant market share, which would harm our business and financial condition.

IF THE SATELLITE COMMUNICATIONS INDUSTRY FAILS TO CONTINUE TO DEVELOP OR NEW TECHNOLOGY MAKES IT OBSOLETE, OUR BUSINESS AND FINANCIAL CONDITION WILL BE HARMED.

Our business is dependent on the continued success and development of satellite communications technology, which competes with terrestrial communications transport technologies like terrestrial microwave, coaxial cable and fiber optic communications systems. If the satellite communications industry fails to continue to develop, or any technological development significantly improves the cost or efficiency of competing terrestrial systems relative to satellite systems, then our business and financial condition would be materially harmed.

WE MAY BE UNABLE TO RAISE ADDITIONAL FUNDS TO MEET OUR CAPITAL REQUIREMENTS IN THE FUTURE.

We have incurred negative cash flows from operations in each year since our inception. We believe that our available cash resources, will be sufficient to meet our working capital and capital expenditure requirements through May 30, 2002. However, our future liquidity and capital requirements are difficult to predict, as they depend on numerous factors, including the success of our existing product and services offerings as well as competing technological and market developments. We may need to raise additional funds in order to meet additional working capital requirements and to support additional capital expenditures. Should this need arise, additional funds may not be available when needed and, even if additional funds are available, we may not find the terms favorable or commercially reasonable. If adequate funds are unavailable, we may be required to delay, reduce or eliminate some of our operating activities, including marketing programs, hiring of additional personnel and research and development programs. If we raise additional funds by issuing equity securities, our existing stockholders will own a smaller percentage of our capital stock and new investors may pay less on average for their securities than, and could have rights superior to, existing stockholders.

WE RELY ON OUR RELATIONSHIPS WITH RESELLERS IN DEVELOPING COUNTRIES WITH EMERGING MARKETS FOR SALES OF OUR PRODUCTS AND SERVICES AND THE LOSS OR FAILURE OF ANY OF THESE RELATIONSHIPS MAY HARM OUR ABILITY TO MARKET AND SELL OUR AND SERVICES.

We intend to provide our products and services and NetSat Express' services almost entirely in developing countries where we have little or no market experience. We intend to rely on resellers in those markets to provide their expertise and knowledge of the local regulatory environment in order to make access to customers in emerging markets easier. If we are unable to maintain these relationships, or develop new ones in other emerging markets, our ability to enter into and compete successfully in developing countries would be adversely affected.

A LIMITED NUMBER OF CUSTOMERS ACCOUNTS FOR A HIGH PERCENTAGE OF OUR REVENUE, AND THE LOSS OF A KEY CUSTOMER WOULD ADVERSELY AFFECT OUR REVENUES, BUSINESS AND FINANCIAL CONDITION.

We rely on a small number of customers for a large portion of our revenues and expect that a significant portion of our revenues will continue to be derived from a limited number of customers. We anticipate that our operating results in any given period will continue to depend to a significant extent upon revenues from large contracts with a small number of customers. As a result of this concentration of our customer base, a loss of or decrease in business from one or more of these customers would materially adversely affect our revenues and financial condition.

OUR INABILITY TO EFFECTIVELY MANAGE OUR GROWTH AND EXPANSION COULD SERIOUSLY HARM OUR ABILITY TO EFFECTIVELY RUN OUR BUSINESS.

Since our inception, we have continued to increase the scope of our operations. This growth has placed, and our anticipated growth will continue to place, a significant strain on our personnel, management, financial and other resources. Any failure to manage our growth effectively could seriously harm our ability to respond to customers, monitor the quality of our products and services and maintain the overall efficiency of our operations. In order to continue to pursue the opportunities presented by our satellite-based communications services, we plan to continue to hire a significant number of key officers and other employees and to increase our operating expenses by broadening our customer support capabilities, expanding our sales and marketing operations and improving our operating and financial systems. If we fail to manage any future growth in an efficient manner, and at a pace consistent with our business, our revenues, financial condition and business will be harmed.

WE ANTICIPATE SIGNIFICANT REVENUES FROM FIVE CONTRACTS AND A MODIFICATION OR TERMINATION OF ALL OR ANY OF THESE CONTRACTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR REVENUES AND FINANCIAL CONDITION.

We have agreements with five customers to provide equipment and services, which we expect to generate substantial revenues. If any of these customers are unable to implement their business plans, the market for their services declines, or all or any of the customers modifies or terminates its agreement with us, our financial condition and results of operations would be harmed.

WE ARE PAID A FIXED PRICE IN MOST OF OUR CUSTOMER CONTRACTS, AND ANY VARIATION BETWEEN THE FIXED PRICE AND THE ACTUAL COST OF PERFORMANCE MAY HARM OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

A majority of our customer contracts are on a fixed-price basis. The profitability of these contracts is subject to inherent uncertainties in the cost of performance, including costs related to unforeseen obstacles and unexpected problems encountered in engineering, design and testing of our products and services. Because a significant portion of our revenues is dependent upon a small number of customers, if the fixed price is significantly less than the actual cost of performance on any one contract, our financial condition and results of operations could be adversely affected.

IF OUR PRODUCTS AND SERVICES ARE NOT ACCEPTED IN DEVELOPING COUNTRIES WITH EMERGING MARKETS, OUR REVENUES WILL BE IMPAIRED.

We anticipate that a substantial portion of the growth in the demand for our products and services will come from customers in developing countries due to a lack of basic communications infrastructure in these countries. However, we cannot guarantee an increase in the demand for our products and services in developing countries or that customers in these countries will accept our products and services at all. Our ability to penetrate emerging markets in developing countries is dependent upon various factors including:

o the speed at which communications infrastructure, including terrestrial microwave, coaxial cable and fiber optic communications systems, which compete with satellite-based services, is built;

o the effectiveness of our local value-added resellers and sales representatives in marketing and selling our products and services; and

o    the acceptance of our products and services by customers.

If our products and services are not accepted, or the market potential we anticipate does not develop, our revenues will be impaired.

WE DEPEND UPON CERTAIN KEY PERSONNEL AND MAY NOT BE ABLE TO RETAIN THESE EMPLOYEES OR RECRUIT ADDITIONAL QUALIFIED PERSONNEL, WHICH WOULD HARM OUR BUSINESS.

Our future performance depends on the continued service of our key technical, managerial and marketing personnel. In particular, David Hershberg, Kenneth Miller, Steven Yablonski and Don Woodring. The employment of any of our key personnel could cease at any time.

Our future success depends upon our ability to attract, retain and motivate highly skilled employees. Because the competition for qualified employees among companies in the satellite communications industry and the networking industry is intense, we may not be successful in recruiting or retaining qualified personnel, which would harm our business.

UNAUTHORIZED USE OF OUR INTELLECTUAL PROPERTY BY THIRD PARTIES MAY DAMAGE OUR BUSINESS.

We regard our trademarks, trade secrets and other intellectual property as beneficial to our success. Unauthorized use of our intellectual property by third parties may damage our business. We rely on trademark, trade secret and patent protection and contracts including confidentiality and license agreements with our employees, customers, strategic collaborators, consultants and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our authorization.

We currently have been granted two patents in the United States, for remote access to the Internet using satellites, and for satellite communication with automatic frequency control, and have two patents pending in the United States. We also intend to seek further patents on our technology, if appropriate. We cannot assure you that patents will be issued for any of our pending or any future patents or that any claims allowed from such applications will be of sufficient scope, or be issued in all countries where our products and services can be sold, to provide meaningful protection or any commercial advantage to us. Also, our competitors may be able to design around our patents. The laws of some foreign countries in which our products and services are or may be developed, manufactured or sold may not protect our products and services or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of our technology and products and services more likely.

We have trademark registrations of Globecomm Systems Inc. in the European Community and Russia, and an allowed trademark application in the United States. We have received trademark registrations for NetSat Express in the United States, the European Community, Russia, and Brazil. We have various other trademarks registered or pending for registration in the United States and in other countries and may intend to seek registration of other trademarks and service marks in the future. We cannot assure you that registrations will be granted from any of our pending or future applications, or that any registrations that are granted will prevent others from using similar trademarks in connection with related goods and services.

DEFENDING AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS COULD BE TIME CONSUMING AND EXPENSIVE, AND IF WE ARE NOT SUCCESSFUL, COULD CAUSE SUBSTANTIAL EXPENSES AND DISRUPT OUR BUSINESS.

We cannot be sure that our products, services, technologies, and advertising we employ in our business do not or will not infringe valid patents, trademarks, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. Prosecuting infringes and defending against intellectual property infringement claims could be time consuming and expensive, and regardless of whether we are or not successful, could cause substantial expenses and disrupt our business. We may incur substantial expenses in defending against these third party claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability and/or may materially disrupt the conduct of, or necessitate the cessation of, our business.

THROUGH THEIR OWNERSHIP, OUR OFFICERS AND DIRECTORS AND THEIR AFFILIATES MAY BE ABLE TO EXERT SUBSTANTIAL INFLUENCE OVER OUR MANAGEMENT.

As of May 29, 2001, our officers and directors, and their affiliates beneficially own approximately 1.7 million shares, constituting approximately 13.2% of our outstanding common stock. These stockholders, acting together, may be able to exert significant influence over the election of directors and other corporate actions requiring stockholder approval.

WE MAY NOT BE ABLE TO KEEP PACE WITH TECHNOLOGICAL CHANGES, WHICH WOULD MAKE OUR PRODUCTS AND SERVICES BECOME NON-COMPETITIVE AND OBSOLETE.

The telecommunications industry, including satellite-based communications services, is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. If we are unable, for technological or other reasons, to develop and introduce new products and services or enhancements to existing products and services in a timely manner or in response to changing market conditions or customer requirements, our products and services would become non-competitive and obsolete, which would harm our business, results of operations and financial condition.

WE DEPEND ON OUR SUPPLIERS, SOME OF WHICH ARE OUR SOLE OR A LIMITED SOURCE OF SUPPLY, AND THE LOSS OF THESE SUPPLIERS WOULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

We currently obtain most of our critical components and services from single or limited sources and generally do not maintain significant inventories or have long-term or exclusive supply contracts with our source vendors. We have from time to time experienced delays in receiving products from vendors due to lack of availability, quality control or manufacturing problems, shortages of materials or components or product design difficulties. We may experience delays in the future and replacement services or products may not be available when needed, or at all, or at commercially reasonable rates or prices. If we were to change some of our vendors, we would have to perform additional testing procedures on the service or product supplied by the new vendors, which would prevent or delay the availability of our products and services. Furthermore, our costs could increase significantly if we need to change vendors. If we do not get timely deliveries of quality products and services, or if there are significant increases in the prices of these products or services, it could have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE UNABLE TO LEASE TRANSPONDER SPACE ON SATELLITES WHICH COULD LIMIT OUR ABILITY TO PROVIDE OUR SERVICES TO OUR CUSTOMERS.

We and NetSat Express lease transponder space on satellites in order to provide communications and Internet services to our customers and the customers of NetSat Express. The supply of transponder space serving a geographic region on earth is limited by the number of satellites that are in orbit above that geographic region. If companies that own and deploy satellites in orbit underestimate the demand for transponder space in a given geographic area or they are simply unable to build and launch enough satellites to keep up with increasing demand, the price for leasing transponder space could rise, increasing our cost of operations or we simply may not be able to lease enough transponder space where needed to meet the demands of our customers. We currently anticipate that the rapid growth in the demand for satellite-based communications worldwide could lead to a short-term shortage of transponder space.

WE RELY ON NETSAT EXPRESS, OUR WHOLLY-OWNED SUBSIDIARY, FOR OUR MAIN SUPPLY OF SPACE SEGMENT ON SATELLITES. IF THEIR BUSINESS FAILS OR WE ARE OTHERWISE UNABLE TO CONTINUE TO RELY ON THEM FOR THIS SUPPLY, OUR BUSINESS MAY BE HARMED.

We currently depend on NetSat Express for a majority of our transponder space on satellites. We do not have a long-term agreement in place with NetSat Express, as most of our needs are filled on a purchase order basis. If NetSat Express is unable to develop its business or if we are unable to continue to rely on their supply for space segment, then we will have to find alternative suppliers. If we are unable to find another supplier of transponder space or if we are unable to find one on terms favorable to us, then our business may be harmed.

OUR NETWORK MAY EXPERIENCE SECURITY BREACHES WHICH COULD DISRUPT OUR SERVICES.

Our network infrastructure may be vulnerable to computer viruses, break-ins, denial of service attacks and similar disruptive problems caused by our customers or other Internet users. Computer viruses, break-ins, denial of service attacks or other problems caused by third parties could lead to interruptions, delays or cessation in service to our customers. There currently is no existing technology that provides absolute security, and the cost of minimizing these security breaches could be prohibitively expensive. We may face liability to customers for such security breaches. Furthermore, these incidents could deter potential customers and adversely affect existing customer relationships.

SATELLITES UPON WHICH WE RELY MAY BE DAMAGED OR LOST, OR MALFUNCTION.

The damage, loss or malfunction of any of the satellites used by us, or a temporary or permanent malfunction of any of the satellites upon which we rely, would likely result in the interruption of our satellite-based communications services. This interruption would have a material adverse effect on our business, results of operations and financial condition.

                      RISKS RELATED TO GOVERNMENT APPROVALS

WE ARE SUBJECT TO MANY GOVERNMENT REGULATIONS, AND FAILURE TO COMPLY WITH THEM WILL HARM OUR BUSINESS.

     OPERATIONS AND USE OF SATELLITES

     We are subject to various federal laws and regulations, which may have negative effects on our business. We operate Federal Communications Commission, or FCC licensed earth stations in Hauppauge, New York, subject to the Communications Act of 1934, as amended (the Act), and the rules and regulations of FCC. Pursuant to the Act and rules, we have obtained and are required to maintain radio transmission licenses from the FCC for both domestic and foreign operations of our earth stations. These licenses should be renewed by the FCC in the normal course as long as we remain in compliance with FCC rules and regulations. However, we cannot guarantee that additional licenses will be granted by the FCC when our existing licenses expire, nor are we assured that the FCC will not adopt new or modified technical requirements that will require us to incur expenditures to modify or upgrade our equipment as a condition of retaining our licenses. We are also required to comply with FCC regulations regarding the exposure of humans to radio frequency radiation from our earth stations. These regulations, as well as local land use regulations, restrict our freedom to choose where to locate our earth stations.

     FOREIGN OWNERSHIP

     We may, in the future, be required to seek FCC approval for foreign ownership if we operate as a common carrier and ownership of our stock exceeds the criteria specified above. Failure to comply with these policies may result in an order to divest the offending foreign ownership, fines, denial of license renewal, and/or license revocation proceedings against the licensee by the FCC.

     FOREIGN REGULATIONS

     Regulatory schemes in countries in which we may seek to provide our satellite-delivered data communications services may impose impediments on our operations. Some countries in which we intend to operate have telecommunications laws and regulations that do not currently contemplate technical advances in telecommunications technology like Internet/intranet transmission by satellite. We cannot assure you that the present regulatory environment in any of those countries will not be changed in a manner which may have a material adverse impact on our business. Either we or our local partners typically must obtain authorization for each country in which we provide our satellite-delivered data communications services. The regulatory schemes in each country are different, and thus there may be instances of noncompliance of which we are not aware. We cannot assure you that our licenses and approvals are or will remain sufficient in the view of foreign regulatory authorities, or that necessary licenses and approvals will be granted on a timely basis in all jurisdictions in which we wish to offer our products and services or that restrictions applicable thereto will not be unduly burdensome.

     REGULATION OF THE INTERNET

     Due to the increasing popularity and use of the Internet it is possible that a number of laws and regulations may be adopted at the local, national or international levels with respect to the Internet, covering issues including user privacy and expression, pricing of products and services, taxation, advertising, intellectual property rights, information security or the convergence of traditional communication services with Internet communications. It is anticipated that a substantial portion of our Internet operations will be carried out in countries which may impose greater regulation of the content of information coming into the country than that which is generally applicable in the United States, for example, privacy regulations in 35 Europe and content restrictions in countries like the Republic of China. To the extent that we provide content as a part of our Internet services, it will be subject to laws regulating content. Moreover, the adoption of laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for our Internet services or increase our cost of doing business or in some other manner have a material adverse effect on our business, operating results and financial condition. In addition, the applicability to the Internet of existing laws governing issues including property ownership, copyrights and other intellectual property issues, taxation, libel and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Changes to these laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace which could reduce demand for our products and services, could increase our cost of doing business as a result of costs of litigation or increased product development costs, or could in some other manner have a material adverse effect on our business, financial condition and results of operations.

     TELECOMMUNICATIONS TAXATION, SUPPORT REQUIREMENTS, AND ACCESS CHARGES

     All telecommunications carriers providing domestic services in the United States are required to contribute a portion of their gross revenues for the support of universal telecommunications services; and some telecommunications services are subject to special taxation and to contribution requirements to support services to special groups, like persons with disabilities. Our services may be subject to new or increased taxes and contribution requirements that could affect our profitability, particularly if we are not able to pass them through to customers for either competitive or regulatory reasons.

     Internet services are currently exempt from charges that long distance telephone companies pay for access to the networks of local telephone companies in the U.S. Efforts have been made from time to time, and may be made again in the future, to eliminate this exemption. If these access charges are imposed on telephone lines used to reach Internet service providers, and/or if flat rate telephone services for Internet access are eliminated or curtailed, the cost to customers who access our satellite facilities using telephone company-provided facilities could increase to an extent that could discourage the demand for our services. Likewise, the demand for our services in other countries may be affected by the availability and cost of local telephone or other telecommunications facilities to reach our facilities.

     EXPORT OF TELECOMMUNICATIONS EQUIPMENT

     The sale of our ground segment systems, networks, and communications services outside the United States is subject to compliance with the regulations of the United States Export Administration Regulations. The absence of comparable restrictions on competitors in other countries may adversely affect our competitive position. In addition, in order to ship our products into other countries, the products must satisfy the technical requirements of that particular country. If we were unable to comply with such requirements with respect to a significant quantity of our products, our sales in those countries could be restricted, which could have a material adverse effect on our business, financial condition and results of operations.

                          RISKS RELATED TO THE OFFERING

OUR STOCK PRICE IS HIGHLY VOLATILE.

Our stock price has fluctuated substantially since our initial public offering, which was completed in August 1997. The market price for our common stock, like that of the securities of many telecommunications and high technology industry companies, is likely to remain volatile based on many factors, including the following:

o    quarterly variations in operating results;

o announcements of new technology, products or services by us or any of our competitors;

o acceptance of satellite-based communication services and Internet access services in developing countries with emerging markets;

o    changes in financial estimates or recommendations by security analysts; or

o    general market conditions.

In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation of this type is often extremely expensive and diverts management's attention and resources, which could significantly harm our business.

A THIRD PARTY COULD BE PREVENTED FROM ACQUIRING YOUR SHARES OF STOCK AT A PREMIUM TO THE MARKET PRICE BECAUSE OF OUR ANTI-TAKEOVER PROVISIONS.

Various provisions with respect to votes in the election of directors, special meetings of stockholders, and advance notice requirements for stockholder proposals and director nominations of our amended and restated certificate of incorporation, bylaws and Section 203 of the General Corporation Laws of the State of Delaware could make it more difficult for a third party to acquire us, even if doing so might be beneficial to you and our other stockholders. In addition, we have a poison pill in place that could make an acquisition of us by a third party more difficult.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. The forward-looking statements are principally contained in the sections on "Risk Factors" and "Globecomm Systems Inc."

     In some cases, you can identify forward-looking statements by terms like "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" or "continue" or other terms of or the negative of those forms or other comparable terms. Our forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These factors are discussed in more detail elsewhere in this prospectus, including under the captions "Risk Factors" and "Globecomm Systems Inc." Because of these uncertainties, you should not place undue reliance on our forward-looking statements. We do not intend to update any of these factors or to publicly announce the result of any revisions to any of our forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

     All of the shares of our common stock are being sold by the selling stockholders. We will not receive any proceeds from the sale of the shares of our common stock. We will receive proceeds from the exercise of the warrants by the selling stockholders to the extent they may exercise the warrants for cash and these proceeds will be used for general corporate purposes.

                                    DILUTION

     None of the shares offered hereby are being sold by Globecomm. Therefore, there will be no dilution in the net tangible book value per share as a result of the sale of the shares offered hereby.

                              PLAN OF DISTRIBUTION

     We are registering all 1,525,547 shares (the "Shares") on behalf of certain selling stockholders. All of the shares originally were issued by us in connection with our purchase of shares of NetSat common stock from certain NetSat stockholders. We will receive no proceeds from this offering. We will receive proceeds from the exercise of the warrants by the selling stockholders to the extent they may exercise the warrants for cash and these proceeds will be used for general corporate purposes. The selling stockholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus (collectively, the "Selling Stockholders") may sell the shares from time to time. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

     o an exchange distribution in accordance with the rules of such exchange,

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     o in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

     The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the Selling Stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by Selling Stockholders.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     o the name of each such Selling Stockholder and of the participating broker-dealer(s),

     o   the number of shares involved,

     o   the price at which such shares were sold,

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     o   other facts material to the transaction.

     We will be permitted to suspend the use of the prospectus which is a part of the shelf registration statement for a period not to exceed 30 days under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events.

     The Selling Stockholders will bear all costs, expenses and fees in connection with the registration of the shares pro rata, based on the number of shares registered for such Selling Stockholder; provided, however, that such fees and expenses shall not exceed $50,000. Each of the Selling Stockholders may agree to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares owned by each of the Selling Stockholders and gives effect to the exercise of the warrants to purchase shares of our common stock held by each of the Selling Stockholders.

     No estimate can be given as to the amount of shares that will be held by the Selling Stockholders after completion of this offering because the Selling Stockholders may (i) offer all or some of the shares, (ii) exercise all or a portion of the warrants, (iii) sell all or a portion of the shares issuable upon such exercise and (iv) there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the Selling Stockholders named below during the period commencing on the date of this prospectus and ending on _____________, 2003.

     The Selling Stockholders named below provided us the information contained in the following table with respect to themselves and the respective amount of common stock beneficially owned by them and which may be sold by each of them under this prospectus. We have not independently verified this information.

     Unless otherwise indicated, each person has sole investment and voting power with respect to the shares listed in the table, subject to community property laws, where applicable. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person has the right to acquire within 60 days. Percentage ownership is based on 12,684,652 shares of common stock of Globecomm outstanding on May 29, 2001. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership for other persons. This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Globecomm's outstanding shares of common stock.

     The shares offered by this prospectus may be offered for sale from time to time by the Selling Stockholders named below.

                                         Number of Shares          Percent of Outstanding         Number of Shares
                                         of Common Stock           Shares of Common Stock         of Common Stock
         Name                           Beneficially Owned            Beneficially Owned         Registered for Sale
         ----                           ------------------        -------------------------      -------------------
George Soros(1)                               495,835                       3.83%                        495,835
Globix Corporation(2)                         425,000                       3.29%                        425,000
Hughes Network Systems(3)                     383,803                       3.01%                        127,500
Reuters Investments (Bermuda) Ltd.(4)         425,000                       3.29%                        425,000
Scott Gesele(5)                                 1,956                         *                              956
Paul Johnson(6)                                34,167                         *                            4,250
Burt Liebowitz(7)                              21,818                         *                           14,875
Ken Miller(8)                                 294,967                       2.31%                         22,313
Lisa Witherspoon(9)                               255                         *                              255
Don Woodring(10)                              137,745                       1.08%                          6,375
Stephen Yablonski(11)                         120,693                         *                            3,188
                                        ------------------                                        ------------------
TOTAL                                       2,341,239                      17.01%                      1,525,547

* Represents less than 1%

-----------------

(1) Includes 262,501 shares of common stock issuable upon the exercise of a warrant to purchase common stock.

(2) Includes 225,000 shares of common stock issuable upon the exercise of a warrant to purchase common stock.

(3) Includes 67,500 shares of common stock issuable upon the exercise of a warrant to purchase common stock.

(4) Includes 225,000 shares of common stock issuable upon the exercise of a warrant to purchase common stock.

(5) Includes 506 shares of common stock issuable upon the exercise of a warrant to purchase common stock.

(6) Includes 2,250 shares of common stock issuable upon the exercise of a warrant to purchase common stock. Also includes 29,500 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 29, 2001. Mr. Johnson is currently Vice President - Contracts of Globecomm.

(7) Includes 7,875 shares of common stock issuable upon the exercise of a warrant to purchase common stock. Also includes 5,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 29, 2001. Mr. Liebowitz was President and Chief Operating Officer of NetSat until he resigned in April of 2001.

(8) Includes 11,813 shares of common stock issuable upon the exercise of a warrant to purchase common stock. Also includes 95,375 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 29, 2001. Mr. Miller is the President of Globecomm and Chief Executive Officer of NetSat.

(9) Includes 135 shares of common stock issuable upon the exercise of a warrant to purchase common stock.

(10) Includes 3,375 shares of common stock issuable upon the exercise of a warrant to purchase common stock. Also includes 24,537 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 29, 2001. Mr. Woodring is Vice President - Network and Systems Analysis of Globecomm.

(11) Includes 1,688 shares of common stock issuable upon the exercise of a warrant to purchase common stock. Also includes 114,890 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 29, 2001. Mr. Yablonski is a Vice President and General Manager of Globecomm.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by-calling the SEC at 1-800-SEC-0330. You can also access copies of such material electronically on the SEC's home page on the World Wide Web at http://www.sec.gov. Reports, proxy statements and other information concerning us is also available for inspection at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                           INCORPORATION BY REFERENCE

     This prospectus is part of a registration statement (Registration No. 333-____) we filed with the SEC. The SEC permits us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supercede this information. We incorporate by reference the following documents filed by us with the SEC (File No. 000-22839). We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the termination of this offering.

     1. Our Annual Report on Form 10-K for the fiscal year ended June 30, 2000.

     2. Our Quarterly Report on Form 10-Q for the quarters ended September 30, 2000, December 31, 2000 and March 31, 2001.

     3. Our Proxy Statement dated October 13, 2000, filed in connection with our 2000 Annual Meeting of Stockholders.

     4. The description of our common stock which is contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act on July 15, 1997, including any amendment or reports filed for the purpose of updating such description.

     5. The description of our Series A Junior Participating Preferred Stock which is contained in our Registration Statement on Form 8-A filed under the securities Exchange Act on December 4, 1998, including any amendments or reports filed for the purpose of updating such description.

     If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to: Mr. Andrew C. Melfi, Chief Financial Officer, Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, New York 11788.

                                  LEGAL MATTERS

     The validity of the securities offered under this registration statement will be passed upon for us by Brobeck, Phleger & Harrison LLP, New York, New York.

                                     EXPERTS

     The consolidated financial statements of Globecomm Systems Inc. appearing in Globecomm Systems Inc.'s Annual Report (Form 10-K) for the year ended June 30, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

================================================================================

     We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                            -----------------------

                                TABLE OF CONTENTS

                                               PAGE
                                               ----
GLOBECOMM SYSTEMS INC.                          3
RISK FACTORS                                    4
INFORMATION REGARDING FORWARD-
   LOOKING STATEMENTS                          15
USE OF PROCEEDS                                15
DILUTION                                       15
PLAN OF DISTRIBUTION                           16
SELLING STOCKHOLDERS                           18
WHERE YOU CAN FIND MORE
   INFORMATION                                 20
INCORPORATION BY REFERENCE                     20
LEGAL MATTERS                                  21
EXPERTS                                        21

================================================================================


================================================================================




                             GLOBECOMM SYSTEMS INC.


                                1,525,547 SHARES
                                 OF COMMON STOCK





                               -----------------
                                   PROSPECTUS
                               -----------------




                                  May 30, 2001


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all costs and expenses, other than the underwriting discounts and commissions, payable by the company in connection with the sale of common stock being registered hereby. All of the amounts shown are estimates except the SEC registration fee and the Nasdaq National Market additional listing fee.

                                                              AMOUNT
                                                            TO BE PAID
                                                          -------------
SEC registration fee.................................         $3,005
Nasdaq National Market listing fee...................        $15,255
Accounting fees and expenses.........................        $25,000
Legal fees and expenses..............................       $175,000
Printing and engraving expenses......................         $5,000
Transfer Agent and registrar fees....................         $1,000
Miscellaneous........................................         $5,000
                                                          -------------
Total................................................       $229,260


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article Seven of the Registrant's Amended and Restated Certificate of Incorporation provides for indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant has liability insurance for its Directors and Officers.

ITEM 16.  EXHIBITS

     The following is a list of Exhibits filed as part of the Registration
Statement:

4.1      Specimen Common Stock Certificate (Incorporated by reference to Exhibit
         4.1 of the Registration Statement No. 333-22425).

4.2 Provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of the Registrant defining rights of holders of common stock of the Registrant, incorporated herein by reference to Exhibits 3.1 and 3.3. to the Company's Form 10-K for the year ended June 30, 1999

4.3 Stock Purchase Agreement, dated March 30, 2001, between Globecomm Systems Inc. and George Soros.

4.4 Stock Purchase Agreement, dated April 11, 2001, between Globecomm Systems Inc. and Globix Corporation.

4.5 Stock Purchase Agreement, dated May 18, 2001, between Globecomm Systems Inc. and Reuters Investments (Bermuda) Ltd.

4.6 Stock Purchase Agreement, dated May 24, 2001, between Globecomm Systems Inc. and Hughes Network Systems.

4.7 Form of Stock Purchase Agreement by and among Globecomm Systems Inc. and certain stockholders set forth on Schedule I to the Stock Purchase Agreement.

5        Opinion of Brobeck, Phleger & Harrison LLP

23.1 Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1).

23.2     Consent of Ernst & Young LLP, independent auditors

24.1     Power of Attorney (included with signature page)

-------------------------
ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made of the securities offered hereby, a post-effective amendment to this Registration Statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Hauppauge, New York, on May 29, 2001.

                                  GLOBECOMM SYSTEMS, INC.

                                  By: /s/ David E. Hershberg
                                      -------------------------------------
                                      David E. Hershberg Chairman and
                                      Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person or entity whose signature appears below constitutes and appoints David E. Hershberg, Kenneth A. Miller and Andrew C. Melfi, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for it and in our name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this Registration Statement on Form S-3, or any registration statement relating to the offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 29, 2001.

         SIGNATURE                                                    TITLE
         ---------                                                    -----

   /s/ David E. Hershberg           Chairman of the Board and Chief Executive
------------------------------      Officer (Principal Executive Officer)
      David E. Hershberg


   /s/ Andrew C. Melfi              Vice President and Chief Financial Officer
------------------------------      (Principal Financial and Accounting Officer)
      Andrew C. Melfi


   /s/ Kenneth A. Miller            President and Director
------------------------------
      Kenneth A. Miller


   /s/ Donald G. Woodring           Vice President and Director
------------------------------
      Donald G. Woodring


   /s/ Stephen C. Yablonski         Vice President and Director
------------------------------
      Stephen C. Yablonski

   /s/ Herman Fialkov               Director
------------------------------
      Herman Fialkov


   /s/ Benjamin Duhov               Director
------------------------------
      Benjamin Duhov


   /s/ C.J. Waylan                  Director
------------------------------
      C.J. Waylan


   /s/ A. Robert Towbin             Director
------------------------------
      A. Robert Towbin


   /s/ Richard E. Caruso            Director
------------------------------
      Richard E. Caruso

                                  EXHIBIT INDEX


4.1      Specimen Common Stock Certificate (Incorporated by reference to Exhibit
         4.1 of the Registration Statement No. 333-22425).

4.2 Provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of the Registrant defining rights of holders of common stock of the Registrant, incorporated herein by reference to Exhibits 3.1 and 3.3. to the Company's Form 10-K for the year ended June 30, 1999

4.3 Stock Purchase Agreement, dated March 30, 2001, between Globecomm Systems Inc. and George Soros.

4.4 Stock Purchase Agreement, dated April 11, 2001, between Globecomm Systems Inc. and Globix Corporation.

4.5 Stock Purchase Agreement, dated May 18, 2001, between Globecomm Systems Inc. and Reuters Investments (Bermuda) Ltd.

4.6 Stock Purchase Agreement, dated May 24, 2001, between Globecomm Systems Inc. and Hughes Network Systems.

4.7 Form of Stock Purchase Agreement by and among Globecomm Systems Inc. and certain stockholders set forth on Schedule I to the Stock Purchase Agreement.

5        Opinion of Brobeck, Phleger & Harrison LLP

23.1 Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1).

23.2     Consent of Ernst & Young LLP, independent auditors

24.1     Power of Attorney (included with signature page)